Exhibit 3.1

TRI POINTE HOMES, INC.

AMENDMENT TO AMENDED AND RESTATED BYLAWS

Effective Date: February 12, 2026

This Amendment (the “Amendment”) to the Amended and Restated Bylaws (the “Bylaws”) of Tri Pointe Homes, Inc., a Delaware corporation, is made effective as of the date first above written in accordance with Article VIII of the Bylaws, and hereby amends the Bylaws by inserting the following new Article IX, at the end thereof:

ARTICLE IX

Forum

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action, suit or proceeding brought on behalf of the Corporation, (b) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Certificate of Incorporation or these Bylaws (as each may be amended from time to time), (d) any claim as to which the DGCL confers jurisdiction upon the Court of Chancery of the State of Delaware, or (e) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine of the State of Delaware. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of the provisions of this Article IX.

Except as amended or modified by this Amendment, the provisions of the Bylaws shall remain in full force and effect.